Exhibit 99.1

InfoLogix Receives Nasdaq Deficiency Letter

HATBORO, Pa.  —  September 21, 2009 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that it received a deficiency letter, dated September 16, 2009, from the NASDAQ Stock Market stating that based on the closing bid price of the company’s listed securities for the last 30 consecutive business days, InfoLogix no longer meets the minimum $1.00 per share requirement for continued listing on The NASDAQ Capital Market under Marketplace Rule 5550(a)(2).  Under Marketplace Rule 5810(c)(3)(A), InfoLogix has a grace period of 180 calendar days, or until March 15, 2010, in which to regain compliance with the minimum bid price rule.

If at any time before March 15, 2010, the bid price of the company’s securities closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ stated that it will notify InfoLogix that it has achieved compliance with the minimum bid price rule and the matter will be closed.  If InfoLogix does not regain compliance with the minimum bid price rule before March 15, 2010, NASDAQ stated that it will provide InfoLogix with written notice that its securities are subject to delisting.  At that time, InfoLogix may appeal NASDAQ’s determination to a NASDAQ Listing Qualifications Panel, which would stay any further delisting action by NASDAQ pending a final decision by the panel.  Alternatively, NASDAQ stated that InfoLogix may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.  NASDAQ further stated that if InfoLogix meets the initial listing criteria, the NASDAQ staff will notify InfoLogix that it has been granted an additional 180 calendar day compliance period.

InfoLogix will attempt to regain compliance with NASDAQ’s minimum bid price rule, but there can be no assurance that it will be able to do so.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company,

General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company.

Safe Harbor

InfoLogix makes forward-looking statements, including those relating to plans for regaining compliance with the NASDAQ rules, in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Report on Form 10-Q for the period ended June 30, 2009 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102